Exhibit 99.2

MOHEGAN TRIBAL GAMING AUTHORITY

OFFER TO EXCHANGE

UP TO $85,000,000 REGISTERED 9.75% SENIOR NOTES DUE 2021 FOR ANY AND ALL

OUTSTANDING UNREGISTERED 9.75% SENIOR NOTES DUE 2021 ISSUED ON AUGUST 11, 2015

To The Depository Trust Company Participants:

Mohegan Tribal Gaming Authority (the “Authority”) is offering, subject to the terms and conditions set forth in the prospectus, dated             , 2016 (the “prospectus”), relating to the offer (the “exchange offer”) of the Authority to exchange up to $85,000,000 in aggregate principal amount of its 9.75% Senior Notes due 2021 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the same amount of its outstanding unregistered 9.75% Senior Notes due 2021 issued on August 11, 2015 (the “outstanding notes”). The outstanding notes are an additional issuance of our 9.75% senior notes due 2021, of which $500,000,000 aggregate principal amount were originally issued on August 15, 2013 in a private offering and subsequently all exchanged for an equivalent principal amount of registered notes issued on March 12, 2014. The outstanding notes were sold on August 11, 2015 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc., SunTrust Robinson Humphrey, Inc., Jefferies LLC, Credit Agricole Securities (USA) Inc. and KeyBanc Capital Markets Inc. (collectively, the “initial purchasers”). The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act. The exchange offer is being extended to all holders of the outstanding notes in order to satisfy certain obligations of the Authority set forth in the Registration Rights Agreement, dated as of August 11, 2015, among the Authority and Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as representatives of the initial purchasers, relating to the 9.75% Senior Notes due 2021 issued on August 11, 2015. The exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

We urge you to contact your clients, for whom you hold outstanding notes, regarding the exchange offer. For your information and for forwarding to your clients, we are enclosing the following documents:

1. A prospectus dated            , 2016;

2. A letter of transmittal for your use and for the information of your clients, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

3. A form of letter which may be sent to your clients for whose account you hold outstanding notes registered in your name or in the name of your nominee, along with Instructions with Respect to the Exchange Offer for your clients to return to you.

Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on             , 2016, unless the exchange offer is extended by the Authority (as it may be extended, the “expiration date”). Outstanding notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

Pursuant to the letter of transmittal, each holder of outstanding notes will make representations to the Authority, including but not limited to representations that:

•	the exchange notes acquired in exchange for outstanding notes pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

•	the holder is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of outstanding notes or exchange notes issued to such holder within the meaning of the Securities Act;

•	the holder is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of the Authority or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	if a broker-dealer, the holder did not acquire outstanding notes directly from the Authority.

If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such exchange notes.

The enclosed form of letter to clients contains an authorization by the beneficial owners of the outstanding notes for you to make the foregoing representations.

The holder of the outstanding notes must transmit to U.S. Bank National Association (the “exchange agent”) on or before the expiration date to participate in the exchange offer:

•	a computer-generated message transmitted by means of The Depository Trust Company’s (“DTC”) Automated Tender Offer Program System (“ATOP”) in which the holder acknowledges and agrees to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of the holder’s outstanding notes and update the holder’s account to reflect the issuance of the exchange notes to such holder. ATOP allows the holder to electronically transmit its acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent; and

•	a timely confirmation of book-entry transfer (including an Agent’s Message) of the holder’s outstanding notes into the account of the exchange agent at DTC.

In order for a book-entry transfer to constitute a valid tender of outstanding notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer (a “book-entry confirmation”) of the outstanding notes into the exchange agent’s account at DTC prior to the expiration date. The term “Agent’s Message” means a message, transmitted by DTC and received by the exchange agent and forming a part of book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering holder of outstanding notes that the holder has received and has agreed to be bound by the letter of transmittal.

The Authority will, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding the prospectus and the related documents to the beneficial owners of outstanding notes held by you as nominee or in a fiduciary capacity. The Authority will pay or cause to be paid all transfer taxes applicable to the exchange of outstanding notes in the exchange offer, except as set forth in the letter of transmittal.

Any inquiries you may have with respect to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent at its address and telephone number set forth on the cover page of the letter of transmittal.

Very truly yours,

MOHEGAN TRIBAL GAMING AUTHORITY

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF MOHEGAN TRIBAL GAMING AUTHORITY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

2